FOR IMMEDIATE RELEASE

Bioject Contacts:

Investor Relations
Jim O'Shea
Chairman, President & CEO
Sam Nickerson

Investor Relations Manager                                .
Bioject Medical Technologies, Inc.
503-639-7221 ext. 565

Media
Kristen Hammer
Noonan/Russo Communications, Inc.
Email: news@noonanrusso.com

212-696-4455, ext. 249


     BIOJECT ANNOUNCES DEVELOPMENT AND CLINICAL SUPPLY AGREEMENT WITH AMGEN

             - Amgen to make a $1.5 M equity investment in Bioject -

PORTLAND, OR, March 1, 2000 - Bioject Medical Technologies, Inc. (NASDAQ: BJCT), the leading developer and manufacturer of jet injection systems for needle-free drug delivery, today announced that it has entered into a development and clinical supply agreement with Amgen Inc. (NASDAQ: AMGN), one of the world's leading biotechnology companies, for delivery of an Amgen product with Bioject's Iject needle-free injection system.

In connection with the agreement, Amgen will make a $1.5 million equity investment in Bioject's common stock on mutually agreed terms. Amgen will receive an exclusive license to the Iject technology for the delivery of Amgen products for two indications. Amgen also received options to further license the technology for delivery of certain other Amgen products for other indications.

The agreement includes up to $3.1 million in future payments to Bioject, including licensing payments linked to developmental milestones, option payments to include other Amgen drugs in the current agreement, and payments to support ongoing product development, clinical supplies, and tooling expenses. In addition, the agreement outlines a potential future commercial supply agreement under which Bioject would provide Amgen with customized Iject systems.

"We are delighted that our needle-free injection technology will be utilized by Amgen in a clinical program for the delivery of Amgen's injectable drug products," said Jim O'Shea, Chairman, President, and CEO of Bioject. "Our agreement with Amgen continues to validate our needle-free systems as value-added technology and represents an attractive opportunity for Bioject in the biotechnology arena. We hope that it will serve as a model


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for additional agreements with other biotechnology and pharmaceutical  companies who can use Bioject's proprietary drug delivery systems to enhance the administration of injectable medications and vaccines."

Bioject Medical Technologies, Inc., located in Portland, Oregon, is an innovative developer and manufacturer of drug delivery systems. The company currently markets two FDA-cleared needle-free injection systems, the Biojector(R) 2000 and the Vitajet(R) 3, and is developing a third, the Iject. Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin. The resulting stream of fluid penetrates the skin, depositing medication in the tissue beneath. Bioject is focused on forming strategic alliances with leading biotechnology and pharmaceutical companies. In addition to the Amgen agreement, Bioject's current partners include AngioSense and Ares-Serono.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning future agreements with Amgen, and other companies. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the current agreement with Amgen, will not develop into a long-term, revenue producing relationship and uncertainties related to Bioject's dependence on the continued performance of companies such as Amgen, and technology, product development, and regulatory risks involved in developing marketable products. Readers of this press release are referred to the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended March 31, 1999 and the company's quarterly report on Form 10-Q for the period ended December 31, 1999 for further discussion of these and other factors which could affect future results. Forward-looking statements are based on the estimates and opinions of management on the date made, and Bioject assumes no obligation to update such statements if circumstances or management's estimates or opinions should change.

Editor's    Note:    This    press    release    can    also   be    found    on
http://www.noonanrusso.com and www.bioject.com.

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